Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 19, 2026
Registration Statement Nos. 333-268757 and 333-268757-21

**Full Pricing Details** $384.410mm ESART (Exeter) 2026-1 (Near-Prime Auto ABS)

Joint Bookrunners : Deutsche Bank (str); Citi; Mizuho
Co-Managers : AmeriVet; Barclays; Citizens

TOTAL OFFERED
CL	AMT($MM)	AMT($MM)	WAL	S&P	P.WIN	E.FNL	L.FNL	BENCH LAUNCH	YLD(%)	CPN(%)	PX
A1	48.000	45.600	0.19	A-1+	1-5	10/26	06/27	I-CRV + 33	3.978	3.978	100.00000
A2	97.430	92.558	0.94	AAA	5-19	12/27	10/29	I-CRV + 60	4.412	4.37	99.99835
A3	97.430	92.558	2.18	AAA	19-35	04/29	06/31	I-CRV + 60	4.725	4.67	99.98128
B	26.350	25.032	3.09	AA	35-40	09/29	10/32	I-CRV + 85	5.045	4.99	99.99226
C	42.670	40.536	3.69	A	40-49	06/30	10/32	I-CRV + 120	5.433	5.37	99.99187
D	38.960	37.012	4.54	BBB	49-60	05/31	11/32	I-CRV + 190	6.188	6.10	99.96195
E	8.170	7.761	4.97	BB	60-60	05/31	06/34	I-CRV + 350	7.816	7.69	99.99354
N	25.400	24.130	1.01	B	5-20	01/28	06/34	I-CRV + 315	6.978	6.87	99.99198

Expected Settle : 05/27/2026 Registration : A1-D: SEC-Reg; E-N: 144a/RegS
First Pay Date : 06/15/2026 ERISA Eligible : A1-D: Yes; E-N: No
Expected Ratings : S&P Px Speed : 1.40% ABS to 5% Clean-Up Call
Ticker : ESART 2026-1 Min Denoms : A1-D: $1k x $1k
Bill & Deliver : *Priced* E : $132k x $1k; N: $1.210mm x $1k
Expected Pricing : This Afternoon Available Information:
CUSIPS : A1 301868AA3 * Preliminary Prospectus : Attached
A2 301868AB1 * Preliminary FWP : Attached
A3 301868AC9 * Preliminary OM : Attached
B 301868AD7 * DealRoadshow.com : ESART261
C 301868AE5 * IntexNet/CDI : Attached
D 301868AF2 * Dealname : dbesart20261
E 301868AG0 * Password : J6K7
N 301868AH8

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Select Automobile Receivables Trust 2026-1 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-503-4611.